EXHIBIT 7.0


                                VOTING AGREEMENT

     Voting Agreement, dated as of March 8, 2002 (this "Agreement"), by and among AOL Time Warner Inc. ("AOLTW"), America Online, Inc.(the "AOL Stockholder"), Aspen Investments LLC ("Aspen"), Atlantis Investments LLC ("Atlantis")(each of the above parties, a "Stockholder", and, collectively, the "Stockholders").

     WHEREAS, the America Online Latin America, Inc., a Delaware corporation ("Company") and AOLTW have, contemporaneously with the execution and delivery of this Agreement, entered into a Note Purchase Agreement dated as of March 8, 2001 (the "Note Purchase Agreement") providing for the purchase by AOLTW or its permitted assigns of an aggregate principal amount of up to $160 million of the Company's 11% Senior Convertible Notes due 2007 pursuant to the terms and conditions thereof (capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Note Purchase Agreement);

     Now, therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Note Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the Stockholders agrees as follows:

                   ARTICLE I: REPRESENTATIONS AND WARRANTIES

     1.1 AOL / Cisneros Share Ownership and Voting Control. All of the capital stock of the Company record and beneficially owned by the AOL Stockholder as of the date hereof (collectively, the "AOL Shares"; together with all of the capital stock of the Company acquired after the date hereof by the AOL Stockholders, the "AOL Subject Shares") are set forth opposite such Stockholder's name on Exhibit A. All of the capital stock of the Company record and beneficially owned by Aspen ("Aspen Shares") and Atlantis ("Atlantis Shares") as of the date hereof (collectively, the "Aspen/Atlantis Shares"; together with all of the capital stock of the Company acquired after the date hereof by Aspen or Atlantis or their affiliates, the "Aspen/Atlantis Subject Shares"; together with the AOL Subject Shares, the "Subject Shares") are set forth opposite such Stockholder's name on Exhibit A. The AOL Stockholder has sole voting power over, and has sole beneficial ownership of, the AOL Shares, Aspen and Gustavo A. Cisneros have shared voting power over and shared beneficial ownership of the Aspen Shares, and Atlantis and Ricardo J. Cisneros have shared voting power over and shared beneficial ownership of the Atlantis Shares, in each case, free and clear of all liens, encumbrances, options, rights of first refusal and other similar rights and restrictions, other than as set forth under this Agreement, the Amended and Restated Stockholders' Agreement, dated as of March 30, 2001, to which the Company, the AOL Stockholder, Aspen and Atlantis are parties, the Amended and Restated Stockholders' Agreement, dated as of March 30, 2001, to which the Company, Banco Itau, S.A., Banco Banerj, S.A., Banco Itau, S.A.--Cayman Branch, Itau Bank Limited, and for limited purposes, the AOL Stockholder, Aspen, and Atlantis are parties, and the Company's Restated Certificate of Incorporation.

     1.2 Power; Authority; Validity of Agreement. Each Stockholder represents and warrants that (a) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except as the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (y) general principles of equity (whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance by such Stockholder of this Agreement does not and will not (i) require such Stockholder to obtain any consent or approval from any Governmental Authority or third-party or (ii) conflict with such Stockholder's organizational documents.

                          ARTICLE II: VOTING OF SHARES

     2.1 Voting Obligations. Subject to the satisfaction (or waiver in writing) of each of the conditions set forth in Section 2.2, each Stockholder shall: (a) appear, in person or by proxy, or cause any other holder of record of any applicable Subject Shares owned beneficially by such Stockholder on any applicable record date (the "Record Holder") to appear, in person or by proxy, so that all the applicable Subject Shares are counted for the purpose of obtaining a quorum at a meeting of stockholders of the Company (currently contemplated to be the Company's annual meeting of stockholders for the year
2002), and at any adjournment or adjournments thereof, at which (i) a proposal to approve and adopt the Amendment to Restated Certificate of Incorporation of the Company attached hereto as Attachment 1 (the "Charter Amendments"), (ii) a proposal to approve (t) the issuance of the Initial Notes under the Note
Purchase Agreement, (u) the issuance of PIK Notes or Applicable Shares as interest on the Notes in accordance with the terms of the Notes, (v) the issuance of any shares of capital stock of the Company pursuant to the conversion of the Notes or the conversion or redemption of the Applicable Shares in accordance their respective terms, (w) the issuance of Class A Common Stock pursuant to the conversion of Class B Common Stock in accordance with its terms
(x) the issuance of capital stock of the Company as dividends on the Series F Preferred Stock and the Series B Preferred Stock in accordance with the terms of such securities, (y) the adjustment of the conversion price of the Notes pursuant to the anti-dilution provisions of the Notes, and (z) any other term or provision of the Note Purchase Agreement, Notes, Charter Amendments, Certificate of Designation that would require shareholder approval under Rule 4350 of the Marketplace Rules of the Nasdaq Stock Market to be effective (iii) the filing of a Certificate of Elimination in respect of the Series F Preferred Stock after the filing of the Charter Amendments and (iv) any proposal which is necessary under any foreign, federal, state or local statute or any rule or regulation of any Governmental Authority or national securities exchange to carry into effect the purpose and intent of the Note Purchase Agreement (the matters described in the foregoing clauses, (i) through (iv), the "Covered Matters") and (b) vote, or cause the Record Holder to vote, in person or by proxy, all of such Stockholder's Subject Shares in favor of each of the Covered Matters. Each
Stockholder shall also vote against, and cause the Record Holder to vote against, and refrain, and cause the Record Holder to refrain, from executing and delivering written consents in favor of, any proposal which is contrary to or inconsistent with any Covered Matter.

     2.2 Conditions to Voting Obligations. The obligations of each Stockholder under Section 2.1 of this Agreement are subject to the fulfillment (or waiver in writing by such Stockholder) of each of the following conditions: (a) any governmental approvals (other than filings and the expiration of any waiting period under the HSR Act) necessary to permit the filing of the Charter Amendments and the consummation of the transactions contemplated by the Note Purchase Agreement and the Notes shall have been duly obtained and shall be in full force and effect; (b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint preventing the filing of the Charter Amendments or the consummation of the transactions contemplated by the Note Purchase Agreement, the Notes or this Agreement shall be in effect, nor shall any proceeding have been brought or threatened in writing by a Governmental Authority seeking any of the foregoing; (c) no material Federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the filing of the Charter Amendments or the consummation of the transactions contemplated by the Note Purchase Agreement, the Notes or this Agreement; and (d) the Charter Amendments, the Note Purchase Agreement, the Notes and other related agreements shall be substantially in the form as such Exhibits attached to the Note Purchased Agreement, and no default by any party thereto that is material to such Stockholder shall have occurred.

     2.3 Transfer of Ownership. In the event that any Stockholder intends to transfer ownership of any of the applicable Subject Shares owned of record and/or beneficially by such Stockholder to a Person that is not then a Stockholder, as a condition to the effectiveness of such transfer, in addition to any other existing restrictions, such Stockholder shall cause the transferee to agree, by executing and delivering to the other parties hereto a joinder agreement in form and substance satisfactory to each of the Stockholders, to become a party to this Agreement from and after the time such transfer is effected.

                           ARTICLE III: MISCELLANEOUS

     3.1 Enforcement of Agreement. The parties hereto agree that immediate, substantial and irreparable harm for which monetary damages will be inadequate will occur in the event that any of the provisions of this Agreement are not performed in accordance with its terms by another party hereto or this Agreement is otherwise breached by another party hereto. Accordingly, it is agreed that each of the Stockholders hereto will be entitled, in addition to any other remedy to which such party is entitled at law or in equity, to (a) an injunction or injunctions to prevent breaches or continuing breaches of this Agreement by any other Stockholder and (b) an order of specific performance of the provisions hereof.

     3.2 Several Obligations. The obligations of the Stockholders hereunder shall be "several" and not "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances shall any Stockholder have any liability or obligation with respect to any misrepresentation or breach of covenant or agreement of any other Stockholder.

     3.3 Termination. This Agreement shall terminate and be of no further force and effect, and all obligations of the parties hereunder shall cease, upon the earlier to occur of (a) a determination not to seek the Charter Amendments and a termination of the Note Purchase Agreement and (b) September 25, 2002.

     3.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, Delaware law, regardless of any law that might otherwise govern under applicable principles of conflicts of law.

     3.5 Expenses and Costs. All expenses and costs incurred in connection with any dispute, controversy, or claim arising out of or relating to this Agreement, including but not limited to, reasonable counsel and consultant fees, shall be paid by the non-prevailing party.



                  [REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the date set forth in the first paragraph hereof.



                                                AOL TIME WARNER INC.



                                                By: /s/ Raymond G. Murphy
                                                        Name:  Raymond G. Murphy
                                                        Title: Vice President
                                                                 and Treasurer


                                                AMERICA ONLINE, INC.



                                                By: /s/ Joseph A. Ripp
                                                        Name:  Joseph A. Ripp
                                                        Title: Chief Financial
                                                                Officer



                                                ASPEN INVESTMENTS LLC



                                                By: /s/ Joan Burton Jenson
                                                        Name: Joan Burton Jenson
                                                        Title:



                                                ATLANTIS INVESTMENTS LLC



                                                By: /s/ Joan Burton Jenson
                                                    Name: Joan Burton Jenson
                                                    Title:

                                                                       EXHIBIT A

       Shares of the Company over which the Stockholders have Voting Power
      --------------------------------------------------------------------



----------------------------------------------------------------------------
Stockholder                                  Shares of the Company
----------------------------------------------------------------------------
----------------------------------------------------------------------------
AOL Time Warner                            None
----------------------------------------------------------------------------
----------------------------------------------------------------------------
America Online, Inc                   199,662,294 Class B Preferred Stock

                                       62,848,124 Class A Common Stock
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Aspen Investments LLC                  55,454,220 Class C Preferred Stock

                                        2,000,000 Class A Common Stock
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Atlantis Investments LLC               57,670,886 Class C Preferred Stock

                                        2,000,000 Class A Common Stock
----------------------------------------------------------------------------

                                                                    Attachment 1


               Amendment to Restated Certificate of Incorporation
               --------------------------------------------------